UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 13, 2004

MK RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-23042	82-0487047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225 Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(801) 297-6900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In a Form 8-K dated October 13, 2004, we reported that Leucadia National Corporation (“Leucadia”) and MK Resources Company (the “Company”) entered into Amendment No. 11 to the credit agreement between the Company and Leucadia (as amended, the “Credit Agreement”). The amendment, among other things, increased the amount available for borrowing from $55 million to $75 million, increased the interest rate from the prime rate to the prime rate plus 3.0% and included a conversion feature that (1) provides for the automatic conversion of all outstanding loans under the credit facility into shares of common stock of the Company (the “Common Stock”) at the public offering price in the event the proposed public offering by the Company of its Common Stock is consummated or (2) permits Leucadia to convert from time to time all or a portion of the outstanding loans under the Credit Agreement into shares of Common Stock at a conversion price of $1.75 per share if the proposed public offering is withdrawn.

The $1.75 conversion price is below the $2.75 trading price for the Company’s Common Stock on the date the Credit Agreement was amended and, therefore, results in a beneficial conversion feature of approximately $30.9 million. As of the date of the amendment, we recorded a debt discount of $30.9 million with a corresponding increase in capital in excess of par value. The debt discount will be amortized to expense over the remaining 15-month term of the debt at the rate of approximately $2.0 million per month. If the proposed public offering is completed, the unamortized debt discount will be reversed against capital in excess of par value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: October 19, 2004